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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into effective as of December 18, 1997 between S3 INCORPORATED, a Delaware corporation (the "Company") and TERRY
N. HOLDT ("Mr. Holdt").

         RECITALS:

         A. Mr. Holdt has been elected President, Chief Executive Officer and Chairman of the Board of the Company, effective December 18, 1997.

         B. The Company desires to employ Mr. Holdt as its President, Chief Executive Officer and Chairman of the Board on the terms set forth herein until such time as a replacement President, Chief Executive Officer and Chairman of the Board is selected by the Board, and to thereafter employ Mr. Holdt as its Vice-Chairman.

         The parties hereby agree as follows:

         1. Employment. The Company shall initially employ Mr. Holdt, and Mr. Holdt accepts such employment, as its President, Chief Executive Officer and Chairman of the Board upon the terms and conditions set forth in this Agreement. At such time as a replacement President, Chief Executive Officer and Chairman of the Board is selected by the Board of Directors, Mr. Holdt shall resign as President, Chief Executive Officer and Chairman of the Board of the Company, but shall continue to serve as Vice-Chairman and a director of the Company.

         2. Duties As Employee During Employment Period. Mr. Holdt shall perform and discharge well and faithfully such duties for the Company as are set forth in the bylaws of the Company regarding its Chief Executive Officer and such other duties relating to the Company's business, administration and policies as may be reasonably assigned or requested from time to time by the Company's Board of Directors (the "Board").

         3. Compensation.

         (a) As President, Chief Executive Officer and Chairman of the Board . For all Mr. Holdt's services to be performed by Mr. Holdt under this Agreement as President, Chief Executive Officer and Chairman of the Board, the Company shall pay Mr. Holdt or cause him to be paid, a salary of not less than $41,666 per month, payable in accordance with the Company's payroll policy as constituted from time to time. Such salary may be increased, but may not be decreased, without Mr. Holdt's consent. This compensation shall be in addition to any benefits that accrue to Mr. Holdt under any stock option, insurance or other plan of the Company. While President, Chief Executive Officer and Chairman of the Board, Mr. Holdt shall participate in the Company's executive bonus plan. Mr. Holdt's compensa-


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tion under the executive bonus plan shall be prorated for any partial year that
Mr. Holdt participates in such plans.

         (b) As Vice-Chairman. For all Mr. Holdt's services to be performed by Mr. Holdt under this Agreement as Vice-Chairman from Mr. Holdt's residence, the Company shall pay Mr. Holdt, or cause him to be paid, a salary of not less than $2,000 per month, payable in accordance with the Company's payroll policy as constituted from time to time. Such salary may be increased by the Board but may not be decreased without Mr. Holdt's consent. In addition, should Mr. Holdt's duties as Vice-Chairman require him to perform such services away from his residence or in excess of 20 hours in any month, Mr. Holdt shall be paid at the rate of $3,000 per single day, $5,000 for a consecutive 2-day period and $10,000 per week for a continuous week for any such services rendered. This compensation shall be in addition to any benefits that accrue to Mr. Holdt under any stock option, insurance, or other plan of the Company but shall not be payable for services performed by Mr. Holdt in his capacity as a member of the Board. As Vice-Chairman, Mr. Holdt shall not participate in the Company's executive bonus plan. The Board, however, in its sole discretion, may award Mr. Holdt a bonus for services rendered.

         (c) Continued Vesting Under Options. Vesting under all of Mr. Holdt's option agreements with the Company shall continue during the term of this Agreement. During the term of this Agreement, Mr. Holdt shall continue to have the status as an employee Director and shall not be entitled to receive cash compensation as a Director, other than reimbursement of expenses.

         (d) Reimbursement of Expenses. The Company shall pay or reimburse Mr. Holdt for all reasonable travel and other expenses incurred or paid by Mr. Holdt in connection with the performance of his duties under this Agreement; such payment or reimbursement shall be in accordance with the Company's reimbursement policy as established from time to time by the Company's Board or, in absence of any such policy, in accordance with comparable standards used in the conduct of the Company's business prior to the date hereof. Mr. Holdt's primary residence is located in Southern California. The Company shall reimburse Mr. Holdt for all travel expenses incurred in commuting from his residence in Southern California to the Company's offices to provide services hereunder as well as the costs of maintaining a second residence in Northern California for the period of his services hereunder as President, Chief Executive Officer and Chairman of the Board.

         4. Benefits.

         (a) As President, Chief Executive Officer and Chairman of the Board. While President, Chief Executive Officer and Chairman of the Board, Mr. Holdt shall be entitled to participate in any plan or arrangement for, or to receive any other employment benefits normally available to, full-time employees of the Company, on the same basis that such participation or such benefits are normally granted to such other employees.

         (b) As Vice-Chairman. Mr. Holdt shall be entitled to participate in any plan or arrangement for, or to receive any other employment benefits normally available to, part-


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time employees of the Company, on the same basis that such participation or such benefits are normally granted to such other employees.

         5. Option Grants.

         (a) As President, Chief Executive Officer and Chairman of the Board. Executive shall receive for serving as President, Chief Executive Officer and Chairman of the Board a non-qualified option, vesting over one year, for 500,000 Shares. The Board, in its discretion, may grant additional options to Executive.

         (b) As Vice-Chairman. Executive shall receive, if he is then serving as Vice-Chairman, an NSO to purchase 20,000 shares at each regular annual meeting of the Company's shareholders at which he is re-elected as a director. These NSO's will have an exercise price equal to one hundred percent (100%) of the fair market value of a share of the Company's common stock on the date of grant and shall vest and become exercisable at the rate of 25% on each one year anniversary of the date of grant. All such options granted shall become fully exercisable upon Mr. Holdt's death, disability or a "change of control" as defined in the 1989 Stock Plan. All such options shall expire on the earliest of
(c) the tenth anniversary of the date of grant, (d) ninety (90) days after termination of Mr. Holdt's service as an employee, consultant or director, or
(e) twelve (12) months after termination of such service on account of death, disability or retirement as a director or employee after age 60.

         6. Confidentiality. The obligations of Mr. Holdt under the Mr. Holdt's Proprietary Information and Inventions Agreement or any similar agreement he has entered into with the Company shall remain in full force and effect during the term of employment hereunder.

         7. Termination. This Agreement, and Mr. Holdt's employment hereunder, may be terminated by either party at any time, with or without cause. Any termination by the Company must be approved by a majority vote by the Board (excluding for purposes of such vote, Mr. Holdt if he is a member of the Board at the time of such vote).

         8. Term. This Agreement shall continue indefinitely unless terminated in accordance with paragraph 7 above.

         9. No Assurance of Continued Service as Member of the Board of Directors. Nothing herein shall assure Executive of any rights to continue as a member of the Company's Board of Directors or its Chairman of the Board.

         10. Miscellaneous. This Agreement shall be binding upon, and inure to the benefit of, Mr. Holdt and his heirs, personal representatives, executors and administrators, and shall inure to the benefit of and be binding upon the Company, its successors and assigns. This Agreement may be modified or amended only by written consent of both parties. This Agreement shall be governed and enforced in accordance with the laws of the State of California applicable to contracts between California residents and wholly to be performed in California, notwithstanding California choice of law rules. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior


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and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof. In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, the Company and Mr. Holdt shall replace such provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision, and the remaining provisions of the Agreement shall continue in full force and effect. The waiver by any party of any provision of this Agreement or any breach of this Agreement shall not operate or be interpreted as a waiver of any other provision or breach existing then or arising in the future. Any subject headings of paragraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       S3 INCORPORATED



                                       By  Terry N. Holdt
                                          ------------------------------------
                                       Title  President, CEO & Chairman
                                             ---------------------------------

                                             /s/ Terry N. Holdt
                                          ------------------------------------
                                                Terry N. Holdt


                                             /s/ Carmelo J. Santoro
                                          ------------------------------------
                                                Carmelo J. Santoro
                                             Chairman Compensation Committee



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